Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2009, with respect to the consolidated financial statements included in the Annual Report of Digital Lightwave, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Digital Lightwave, Inc., on Form S-8 (File No. 333-99683, effective September 17, 2002) and on Form S-3 (File No. 333-116531, effective July, 2004).

/s/ GRANT THORNTON, LLP

Tampa, Florida
March 31, 2009